Exhibit 8.2

FORM OF OPINION OF PRESTON GATES & ELLIS, LLP

            , 2005

VirtGame Corp.

6969 Corte Santa Fe, Suit A

San Diego, CA 92121

Re:	Merger pursuant to the Agreement and Plan of Merger and Reorganization (the “Agreement”) dated as of February 19, 2005 by and among MIKOHN GAMING CORPORATION, a Nevada corporation, d/b/a Progressive Gaming International Corporation (“Parent”), VIKING ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”), VIKING MERGER SUBSIDIARY, LLC, a Delaware limited liability company (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and VIRTGAME CORP., a Delaware corporation (“Company”)

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of the Form S-4 Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission in connection with the Mergers (as defined below). It is anticipated that, pursuant to the Agreement, Merger Sub I will merge with and into Company (“Merger I”), following which Company will merge with and into Merger Sub II (“Merger II,” and together with Merger I, the “Mergers”). Except as otherwise provided, capitalized items referred to herein have the same meaning as set forth in the Agreement. All Section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the statements, covenants, representations and warranties contained in: (i) the Agreement, including all exhibits thereto; (ii) the Registration Statement; (iii) certificates of representations dated as of the date hereof provided to us by officers of Parent, Merger Sub I, Merger Sub II and the Company for purposes of this opinion; and (iv) such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub I, Merger Sub II and the Company, the consummation of the Mergers, and related transactions as we deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without independent investigation or review) that:

1. Original documents (including signatures) are authentic. Documents submitted to us as copies conform to the original documents and there has been, or will be by the Effective Time of the Mergers, due execution and delivery of all documents where execution and delivery are prerequisites to effectiveness thereof;

2. The Mergers will be effected in the manner contemplated in the Registration Statement and in accordance with the terms of the Agreement, and all of the statements, covenants, representations and warranties therein or referred to above are true and will be true as of the Effective Time of the Mergers; and

3. Each of the contemplated transactions will be effective under the applicable state law.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “Material United States Federal Income Tax Consequences,” we are of the opinion that (i) the integrated Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the discussion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences” correctly describes the material federal income tax consequences of the Mergers applicable to the holders of Company Capital Stock.

VirtGame Corp.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

2. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other related transactions.

3. No opinion is expressed as to any transaction other than the Mergers as described in this opinion.

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VirtGame Corp.

4. This opinion is being delivered solely for the purpose of being included as an exhibit to the Registration Statement and may not be relied upon for any other purpose or by any other person or entity, and may not be given to any other person without our prior written consent. Notwithstanding the foregoing, we do consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement where it appears.

Very truly yours,

PRESTON GATES & ELLIS LLP